SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

AROTECH CORPORATION

(Name of Registrant as Specified in its Charter)

Ephraim Fields

Keith Rosenbloom

Cruiser Capital Advisors, LLC

Lawrence F. Hagenbuch

Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

Ephraim Fields Issues Letter Criticizing Arotech Corporation

Ephraim Fields has issued a letter criticizing Arotech Corporation with regard to its recent financing. A copy of the letter is attached hereto.

Important Information

This filing is not a solicitation of a proxy from any security holder of Arotech Corporation (the “Company”). Ephraim Fields has nominated Mr. Ephraim Fields, Mr. Keith Rosenbloom and Mr. Lawrence F. Hagenbuch as nominees to the Company’s board of directors and intends to solicit votes for the election of Mr. Ephraim Fields, Mr. Keith Rosenbloom and Mr. Lawrence F. Hagenbuch as members of the Company’s board of directors (the “Nominees”). Ephraim Fields will send a definitive proxy statement, WHITE proxy card and related proxy materials to stockholders of the Company seeking their support of the Nominees at the Company’s 2016 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about Ephraim Fields, the other Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by Ephraim Fields with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents filed by Ephraim Fields with the SEC may also be obtained free of charge from Ephraim Fields.

Participants in Solicitation

The following persons are participants in the solicitation from the Company’s stockholders of proxies in favor of the Nominees: Ephraim Fields, Keith Rosenbloom, Cruiser Capital Advisors, LLC and Lawrence F. Hagenbuch. The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the Notice of Intent to Nominate Directors that Ephraim Fields sent to the Company on December 10, 2015, as filed on that same day with the SEC, which is incorporated herein by reference.

2